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WPS RESOURCES CAPITAL CORPORATION							   EXHIBIT A-2
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 1999
(Thousands)
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                                     WPS          WPS         WPS
                                  Resources     Energy       Power                      Consolidated
                                   Capital     Services,  Development,   Eliminations     Statement
                                 Corporation      Inc.        Inc.      Debit    Credit   of Income
                                 -----------   ---------  ------------  -----    ------  -----------
Operating Revenues
   Non-regulated energy
      and other                   $(7,287)     $292,212     $35,400    $1,238    $7,284    $326,371
                                   ------       -------      ------     -----     -----     -------
      Total Operating Revenues     (7,287)      292,212      35,400     1,238     7,284     326,371
                                   ------       -------      ------     -----     -----     -------

Operating Expenses
   Non-regulated energy cost
     of sales                           -       286,602      18,624         -       943     304,283
   Other operating expenses            16        10,026      16,942         -       295      26,689
   Depreciation and
     decommissioning                    -         1,058       3,282         -         -       4,340
   Taxes other than income              -            36         152         -         -         188
                                   ------       -------      ------     -----     -----     -------
      Total Operating Expenses         16       297,722      39,000         -     1,238     335,500
                                   ------       -------      ------     -----     -----     -------

Operating Income                   (7,303)       (5,510)     (3,600)    1,238     8,522      (9,129)
                                   ------       -------      ------     -----     -----     -------

Other Income and (Deductions)
   Other, net                           1          (221)       (253)        -         3        (470)
                                   ------       -------      ------     -----     -----     -------
      Total Other Income and
        (Deductions)                    1          (221)       (253)        -         3        (470)
                                   ------       -------      ------     -----     -----      ------

Income Before Interest Expense     (7,302)       (5,731)     (3,853)    1,238     8,525      (9,599)
                                   ------       -------      ------     -----     -----      ------

Interest Expense
   Interest on long-term debt           -            99       2,822         -         -       2,921
   Other interest                       -           237       1,807         -         -       2,044
                                   ------       -------      ------     -----     -----      ------
      Total Interest Expense            -           336       4,629         -         -       4,965
                                   ------       -------      ------     -----     -----     -------

Income Before Income Taxes         (7,302)       (6,067)     (8,482)    1,238     8,525     (14,564)
Income Taxes                           (6)       (2,579)     (4,683)        -         -      (7,268)
                                   ------       -------      ------     -----     -----     -------
Net Income                        $(7,296)     $ (3,488)    $(3,799)   $1,238    $8,525    $ (7,296)
                                   ======       =======      ======     =====     =====     =======
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